Goats-Entertainment

GOATs is the ultimate global sports entertainment powerhouse, celebrating legends of sports, with gripping Documentaries; electrifying Live Events; stunning Immersive Experiences; and exclusive Merchandise. Powered by the iconic archives of Walter Iooss, the greatest sports photographer in history.



Invest

$100 minimum investment

DEADLINE: November 1, 2024
in 3 months

UNIT PRICE
$100

TOTAL RAISED
$0

VALUATION
$16,000,000

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

In today's media-saturated environment, sports reign supreme, capturing hearts and imaginations across the globe. American staples like basketball and football draw fans worldwide, while women's sports—particularly soccer, tennis, and basketball—are soaring in popularity at an unprecedented rate. Even traditionally "foreign" sports like cricket and soccer are now commanding global audiences. In our unpredictable and often chaotic world, sport emerges as the ultimate equalizer, a realm where grit, talent, and authenticity lead to true greatness.

GOATS Entertainment epitomizes the pinnacle of this global sports fascination, celebrating the world's most extraordinary athletes—figures of inspiration, symbols of positivity. We harness this wave of fan enthusiasm through our Documentaries, Live Events, Immersive Experiences, and Merchandise.

Our narratives delve deep, exploring the arduous journeys athletes undertake to scale the heights of adversity, defy the odds, and secure their legacies as world champions, gold medalists, and sports icons. **Greatness is not a birthright, nor can it be bought—it must be fiercely earned.**



Gatorade
Budweiser
JORDAN
WILKINS
Winston
Coca-Cola
Gatorade
Slam-Dunk Championship



SUCCESS TO DATE

- **Premiere Spotlight:** "GOATs: The Greatest of All-Time with Walter Iooss" on ESPN & ABC
  Our three-hour epic TV series GOATS 1 brought viewers up close to sports legends Kobe Bryant, Tiger Woods, Derek Jeter, Joe Montana, Chris Evert, Jack Nicklaus, Ken Griffey, Jr., Joe Namath, and Caroline Wozniacki, enriched by the iconic lens of Walter Iooss. “GOATS” premiered in primetime on ESPN and ABC Network, capturing massive press attention, soaring ratings, and extended broadcasts across ESPN, ESPN2, and ABC thanks to its blockbuster popularity.
- **Sequel Unveiled:** GOATS 2
  Buoyed by the phenomenal success of our first series, we've greenlit GOATS 2. This sequel expands to four hours of compelling content, featuring 19 fresh interviews that celebrate more legendary figures.
- **Iconic Collaborations Shine Bright:**
  GOATS 2 ramps up the excitement with exclusive insights from BASKETBALL’s Dennis Rodman, Julius 'Dr. J' Erving, Jerry West, Isaiah Thomas, and Nancy Lieberman; FOOTBALL’s Jerry Rice, Emmitt Smith, Brett Favre and Eric Dickerson; TENNIS’s Martina Navratilova; GOLF’s Lee Trevino; BASEBALL’s Reggie Jackson, Cal Ripken Jr., Pete Rose, and Jim Palmer; SURFING’s Kelly Slater; OLYMPICS Carl Lewis, Dorothy Hamill, and Katie Ledecky; all continuing our tradition of groundbreaking storytelling.
- **Global Expansion on the Horizon:**
  We're taking GOATs global with the upcoming series focused on the titans of cricket and soccer, drawing in new investors and sparking international buzz.
- **Forever GOATS:**
  This dynamic expansion and the continuous unveiling of sports heroes promise to keep GOATs at the forefront of sports entertainment, connecting fans around the globe with the stories of the greatest ever.





PROBLEM

In the ever-evolving media landscape, standing out is no small feat. Viewer habits shift like sand, and disruptive technologies are constantly reshaping the scene. So, how does one not merely survive, but truly thrive amid such volatility?

At the heart of our strategy is a timeless focus: celebrating the triumph of the human spirit in sport.

We believe that no matter how the world changes, this enduring theme will always resonate deeply with audiences.

SOLUTION

Imagine a world where every game, every match, every toss of the ball tells a deeper story—one of triumph, resilience, and unparalleled human spirit.

At GOATS Entertainment, we don't just focus upon sports; we bring legends to life.



Sports fans are no mere spectators; they are active participants in a narrative rich with drama and triumph. **A recent survey revealed that 85% of sports enthusiasts feel a deeper connection to athletes who share their personal stories**. This connection was vividly demonstrated with the success of our GOATS 1 series. Originally contracted by ESPN for just nine airings during a four-month period, the series' overwhelming popularity led to it being broadcast 97 times—far exceeding expectations and underscoring how deeply authentic storytelling resonates with our audience.

In today's world, viewers crave more than just entertainment. They seek inspiration, a sense of connection. GOATS Entertainment taps into these emotional currents, spotlighting the challenges and victories of iconic athletes. Our content does more than entertain—it energizes, uplifts, and forges an indelible bond between athletes and viewers.

As innovators in sports entertainment, GOATS Entertainment is committed to authenticity and cutting-edge technology. Our dedication to diversity and inclusion shines through, as we celebrate athletes from all walks of life, showcasing the rich tapestry of global sportsmanship. **At GOATS, we're not just telling stories; we're setting new standards for how sports can inspire the world.**


Sheraton



PRESS

TV Insider
BUSINESS TIMES JOURNAL
The Washington Post
Y!
NEW YORK POST
GOOD MORNING AMERICA abc
VARIETY
BARRETT BSM SPORTS MEDIA
AWFUL ANNOUNCING
real screen
People

- **Good Morning America**
  GOATs with Walter Iooss
- **People**
  Tiger Woods Talks About Overcoming 'Inner Demons to Perform' in Upcoming ESPN 'G.O.A.T.s' Doc
- **RealScreen**
  Exclusive clip: Director Kevin Kaufman talks ESPN's "GOATS: The Greatest of All Time"
- **The Washington Post**
  What to watch this weekend: 'GOATs: The Greatest of All Time' on ESPN
- **TV Insider**
  The GOAT of Sports Photography Captures the Greatest Athletes in New ESPN Series (VIDEO)
- **Variety**
  Netflix Releases 'Jupiter's Legacy' Trailer (TV News Roundup)
- **New York Post**
  Tiger Woods addresses 'inner demons' in new ESPN documentary
- **Awful Announcing**
  ESPN will air a three-hour GOATs docuseries on Sunday
- **Barrett Media**
  ESPN Releasing Three-Part GOAT Series
- **Yahoo! Entertainment**
  Tiger Woods Talks About Overcoming 'Inner Demons to Perform' in Upcoming ESPN G.O.A.T.s Doc
- **Business Time Journal**
  Metta Sandiford-Artest Partners with GOATs LLC as Brand Ambassador.

BUSINESS MODEL

We believe GOATs is expertly positioned to revolutionize sports entertainment with a vibrant and sustainable revenue model, harnessing the deep emotional connections fans have with sports legends.

GOATs plans to sell to other businesses through content licensing and sponsorships but also directly to consumers through merchandise and ticket sales for immersive experiences. This dual approach can allow us to maximize our reach and impact. By aligning these revenue streams with our content and experiences, GOATs not only celebrates sports legends but also ensures a sustainable business model that can grow and adapt with the changing media landscape and consumer preferences.


49ERS



Documentary Series

We dive deep into the personal stories and emotional journeys of sports legends, creating an ever-expanding library of content that resonates on a human level. This valuable collection is not only compelling at its debut but is designed to be continually repackaged and resold, ensuring a stream of revenue that regenerates and grows over time. These narratives are gold mines for networks and streaming platforms, attracting audiences eager for stories of triumph, perseverance, and resilience.

Immersive Experiences

Step into the shoes of the greatest athletes through our cutting-edge immersive experiences. Utilizing the latest in virtual reality and interactive technologies, these events transform legendary sports tales into vivid, tangible realities at world-class venues like MGM, generating significant revenue from enthusiastic ticket sales.

Apparel & Merchandise

Gear up with our forthcoming line of branded apparel and accessories. This range allows fans to visibly champion their favorite sports icons, tapping into the fervor of the fanbase and opening substantial revenue channels.

Collectibles

Elevate your collection with our exclusive range of collectibles, featuring limited edition prints, autographed memorabilia, and bespoke items that capture iconic moments and personal achievements of athletes. These items cater to collectors and fans, adding a luxurious touch to our merchandise offerings.

Live Events

Get front-row access to the legends at our live events, including exclusive screenings, athlete meet-and-greets, and product launches. These events not only amplify our brand presence but also directly drive revenue through robust ticket sales and strategic sponsorships.

Global Licensing

We extend our reach far beyond borders by globally licensing our rich, personal sports content. This strategic move taps into international markets, significantly enhancing our revenue potential through television, digital platforms, and physical merchandise.

These dynamic revenue streams not only capitalize on the storied history of sports but also build on the passionate connections fans hold with their heroes, securing a solid financial base for GOATs.


GOATS
Immersive Experiences
E-Commerce
Product/Merchandising
O&O Platforms
Subscriptions
Live Events
Ad Sales
Memberships
Brand Integration
Series Sales
Digital Channels
Community
Format Licensing
Storytellers
Lab
Talent Discovery
Culinary Ambassadors



MARKET

We believe these insights position GOATs at the forefront of the evolving sports entertainment and memorabilia landscape:

- **Sports Media Consumption:** The global sports media market, valued at approximately $488 billion in 2021, is expanding due to advancements in streaming and broadcasting. The popularity of sports documentaries and exclusive athlete content provides a substantial opportunity for GOATs to engage avid viewers.
- **Immersive Experiences:** The demand for interactive entertainment is growing rapidly, with the location-based entertainment market projected to hit $7.8 billion by 2025. This growth signifies a significant opportunity for GOATs to develop immersive experiences at venues like MGM.
- **Sports Memorabilia:** Driven by fans' desires to own sports history, the sports memorabilia market is expected to reach $227.2 billion by 2032. GOATs' planned merchandise line of apparel and collectibles is poised to tap into this expanding market.
- **Business Model Alignment:** By aligning its offerings with these growing sectors, GOATs can access multiple revenue streams—from content licensing to immersive ticket sales and merchandise sales. This strategy not only diversifies our revenue base but also enhances our brand's market stability.

TEAM



Kevin Kaufman
Founder & President

Producer of iconic TV/feature films. Created billion-dollar TV franchise. https://en.wikipedia.org/wiki/Kevin_Kaufman



Joe DiMuro
CEO, Partner, EP

30+ years leadership Executive experience in sports, music, entertainment & tech businesses. linkedin.com/in/joseph-dimuro-49a6b85



Walter Iooss
Principal

World-renowned award winning photographer. Photographed GOATS for 6 decades. Member of the International Photography Hall of Fame. https://www.walteriooss.com/



Beth Fraikorn
EP

TV Distribution: Producer's Rep.



Victoria Sarro
COO

Global marketing expert in music, film, and entertainment.

INVESTOR INVITATION: KEY REASONS FOR DEEPER CONNECTION

- **Celebrating Human Greatness:** GOATs goes beyond sports, celebrating supreme achievements of the human spirit. This universal theme of perseverance and resilience resonates with those who view sports as a metaphor for life's broader challenges.
- **Legacy and Inspiration:** Investors help preserve and broadcast the inspirational stories of iconic athletes, contributing to a legacy that motivates current and future generations. This participation enriches the cultural landscape globally.
- **Connection to Icons:** GOATs provides intimate access to legendary figures through the lenses of top photographers like Walter Iooss, offering investors a closer association with these icons.
- **Active Participation:** Investors may enjoy unique engagement opportunities:
  – *Exclusive Events:* Access to premieres and special events enhances connection to the stories and figures.
  – *Behind-the-Scenes Access:* Observing the documentary and experience creation processes offers an insider view.
  – *Direct Engagement:* Interactions with athletes and creators turn investors from mere supporters into integral community members.
- **Emotional Returns:** The emotional satisfaction of impacting the sharing of these stories and inspiring others brings a profound sense of pride and fulfillment.





Investing in GOATs means joining a movement that transcends traditional sports media. **It's about creating lasting impact, celebrating achievements, and fulfilling the human desire to contribute to something greater.**

USE OF PROCEEDS

If the offering's maximum amount of $1,235,000 is raised:

Use	Value	% of Proceeds
TV Production / Post-Editing	$555,750	45.0%
Creative Specs / Designs	$123,500	10.0%
Immersive Architecture	$123,500	10.0%
Business Development/Sponsorship	$98,800	8.0%
Marketing / Comms	$154,375	12.5%
Content Licensing	$118,560	9.6%
Intermediary fees	$60,515	4.9%

TERMS

This is an offering of Membership Interest Units, under registration exemption 4(a)(6), in Goats Entertainment LLC, doing business as Goats-Entertainment . This offering must raise at least $10,000 by November 1, 2024 at 11:37pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Goats-Entertainment may issue additional securities to raise up to $1,235,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

172,350 units
× $100 per unit

$17,235,000 implied valuation

FINANCIALS

Goats-Entertainment 's official name is Goats Entertainment LLC, so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

> Form C on July 29, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Facebook

UPDATES

Jul 29, 2024 • Primary offering of 12,350 units at $100

Jul 29, 2024 • Filed Form C

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